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EXHIBIT 99

                 [Provident Bankshares Corporation Letterhead]

                                                                  News Release


                        PROVIDENT BANKSHARES CORPORATION
                                   TO ACQUIRE
                      FIRST CITIZENS FINANCIAL CORPORATION

Baltimore, MD, March 11, 1997 - Provident Bankshares Corporation, Inc. (NASDAQ:
PBKS) and First Citizens Financial Corporation (NASDAQ: FCIT) jointly announced the signing of a definitive agreement whereby First Citizens will merge into Provident and each share of First Citizens will be converted into .73 shares of Provident common stock. Based upon the $42.875 per share closing price of Provident on March 10, 1997, the transaction is valued at $31.30 per each First Citizens share, or approximately $100 million. The transaction will be accounted for as a pooling of interest.

The combined company will be the second largest independent commercial bank headquartered in Maryland and have the seventh largest deposit share in the state. The combined franchise will have 62 branches operating throughout Baltimore City, Baltimore, Anne Arundel, Harford, Howard, Montgomery and Frederick counties.

"The merger allows Provident to extend its market presence into two new high-growth counties of Maryland and to accelerate First Citizens' earnings momentum by leveraging our operating efficiencies and broadening the products and services now offered" said Carl Stearn, Chairman and CEO of Provident. Stearn commented that the acquisition is expected to be accretive to 1998 earnings per share.

Enos Fry, Vice Chairman and President of First Citizens said, "the merger of our two companies represents an excellent opportunity to enhance shareholder value, deliver more services to our customers and join an institution with a similar operating philosophy to First Citizens. The opportunity to join forces with a strong local commercial bank represents a unique opportunity for our shareholders, employees and customers."

As part of the transaction, First Citizens granted to Provident an option agreement that allows Provident to purchase 9.9% of First Citizens' common stock under certain circumstances. In addition, First Citizens has agreed to pay a termination fee under certain circumstances of $1.7 million. The transaction is subject to regulatory and shareholder approval and is expected to close early in the fourth quarter of 1997.

After completion of the acquisition, Herbert Jorgensen, Chairman and CEO of First Citizens and Enos Fry, President of First Citizens will become directors of Provident. Mr. Fry will also join Provident's executive management team as a Group Manager. "We are delighted to have Herb and Enos join our Board. Their strong banking backgrounds and deep roots in the community will help us build our franchise," said Stearn.

Provident Bankshares Corporation is the holding company of Provident Bank of Maryland, a full-service, commercial bank headquartered in Baltimore with approximately $2.8 billion of assets, $197 million in capital and currently operating 47 branches including 11 supermarket locations.

First Citizens Financial Corporation, headquartered in Gaithersburg,
Maryland is the parent of Citizens Savings Bank F.S.B., which has 15 banking offices serving customers in Montgomery and Frederick counties, Maryland. At December 31, 1996, First Citizens had approximately $690 million in assets and $42 million in capital.

For Provident Bankshares Corporation:

Mr. James R. Wallis
Executive Vice President and
  Chief Financial Officer
410-576-2750



For First Citizens Financial Corporation:
Mr. Enos K. Fry
Vice Chairman and President
301-527-2404




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                               Summary Fact Sheet
                               ------------------


Deal Structure
--------------

Pooling of interests
Tax-free exchange
Definitive agreement signed
Due diligence completed

Terms
-----

 .73 shares of Provident stock for each First Citizens' share
Approximately $31.30 per share of $100 million
Walkaway if Provident stock declines below $35.625
Provident granted 9.9% lock-up option and $1.7 termination fee

Timing
------

Subject to normal regulatory and both banks' shareholder approvals Expected to close early fourth quarter 1997

First Citizens' Financial Profile at December 31, 1996
------------------------------------------------------

Assets                        $687 million
Earning assets                $647 million
Loans (net)                   $506 million
Deposits                      $539 million
Stockholders' equity          $ 42 million
1996 Net earnings             $ 5 million
(excluding SAIF charge)

Key Messages
------------

 o   Logical, contiguous expansion into high growth markets.
 o   Low financial risk.  Conservative cost savings alone means
     EPS accretion in 1998.
 o Ability to leverage costs of Provident's systems, marketing expertise and product base.
 o Improves Provident's performance ratios including ROE and efficiency ratio.
 o   15 additional branches and ATMs.